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                                                                   EXHIBIT 10.72

                    ADDENDUM TO SECURITY AND LOAN AGREEMENT
                        ("SECURITY AND LOAN AGREEMENT")
               BETWEEN DATAMETRICS CORPORATION AND IMPERIAL BANK
                             DATED: MARCH 4, 1996



This Addendum is made and entered into as of MARCH 4, 1996, between DATAMETRICS CORPORATION ("Borrower") and IMPERIAL BANK ("Bank"). This Addendum amends and supplements the Security and Loan Agreement. In the event of any inconsistency between the terms herein and the terms of the Security and Loan Agreement, the terms herein shall in all cases govern and control. All capitalized terms herein, unless otherwise defined herein, shall have the meaning set forth in the Security and Loan Agreement.

1. Any commitment of Bank, pursuant to the terms of the Security and Loan Agreement, to make advances against Eligible Accounts shall expire on MARCH 4, 1997, subject to Bank's right to renew said commitment in its sole discretion. Any such renewal of the commitment shall not be binding upon Bank unless it is in writing and signed by an officer of the Bank.

2.   Borrower represents and warrants that:

     a. Litigation. There is no litigation or other proceeding pending or threatened against or affecting Borrower, except as previously disclosed in writing by Borrower to Bank, and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

     b. Financial Condition. The consolidated balance sheet of Borrower and subsidiaries of JANUARY 28, 1996, and the related consolidated profit and loss statement on that date, a copy of which has heretofore been delivered to Bank by Borrower, and all other statements and data submitted in writing by Borrower to Bank in connection with this request for credit are true and correct, and said balance sheet and profit and loss statement truly present the consolidated financial condition of Borrower and subsidiaries as of the date thereof and the results of the consolidated operations of Borrower and subsidiaries for the period covered thereby, and have been prepared in accordance with generally accepted accounting principles on a basis consistently maintained. Since such date, there have been no materially adverse changes. Borrower has no knowledge of any liabilities, contingent or otherwise, at such date not reflected in said balance sheet, and Borrower has not entered into any special commitments or substantial contracts which are not reflected in said balance sheet, other than in the ordinary and normal course of its business, which may have a materially adverse effect upon its financial condition, operations or business as now conducted.
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ADDENDUM TO SECURITY AND LOAN AGREEMENT
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     c.   Trademarks, Patents. Borrower, as of the date hereof, possesses all necessary trademarks, trade names, copyrights, patents, patent rights, and licenses to conduct its business as now operated, without any known conflict with valid trademarks, trade names, copyrights, patents and license rights of others.

     2.d. Tax Status. Borrower has no liability for any delinquent state, local or federal taxes, and, if Borrower has contracted with any government agency, Borrower has no liability for renegotiation of profits.

3. Borrower agrees that so long as it is indebted to Bank, it will not, without Bank written consent, which will not be unreasonably withheld:

     a. Type of Business. Management: Executives' Compensation. Make any substantial change in the character of its business; or make any change in its executive management, defined as consisting of Borrower's Chief Executive Officer, Chief Financial Officer, Senior Vice President of Defense Business Unit, and Vice President of Commercial Business Unit.

     b. Outside Indebtedness. Create, incur, assume or permit to exist any indebtedness for borrowed moneys other than loans from Bank except obligations now existing as shown in financial statement dated JANUARY 28, 1996, except as previously disclosed in writing by Borrower to Bank, excluding those being refinanced by Bank; or sell or transfer, either with or without recourse, any accounts or notes receivable or any moneys due to become due. Notwithstanding the foregoing, Borrower may incur indebtedness for up to $565,000 collateralized by cash surrender value of life insurance.

     c. Liens and Encumbrances. Except as agreed in 3.b., create, incur, assume any mortgage, pledge, encumbrance, lien or charge of any kind (including the charge upon property at any time purchased or acquired under conditional sale or other title retention agreement) upon any asset now owned or hereafter acquired by it, other than liens for taxes not delinquent and liens in Bank's favor.

     d. Loans, Investments, Secondary Liabilities. Make any loans or advances to any person or other entity other than in the ordinary and normal course of its business as now conducted or make any investment in the securities of any person or other entity having less than an A1P1 rating by Moody's Investors Service; or guarantee or otherwise become liable upon the obligation of any person or other entity, except by endorsement of negotiable instruments for deposit or collection in the ordinary and normal course of its business.

     e. Acquisition or Sale of Business; Merger or Consolidation. Purchase or otherwise acquire the assets or business of any person or other entity; or liquidate, dissolve, merge or consolidate, or commence any proceedings therefore; or sell any
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assets except in the ordinary and normal course of its business or fixed assets, or any property or other assets necessary for the continuance of its business as now conducted, including without limitation the selling of any property or other asset accompanied by the leasing back of the same.

     f. Dividends, Stock Payments. Declare or pay any dividend (other than dividends payable in common stock of Borrower) or make any other distribution on any of its capital stock now outstanding (except for dividends required to be paid on Series B Redeemable Preferred Stock) or hereafter issued or purchase, redeem or retire any of such stock (except for Series B Redeemable Preferred Stock).

     g. Capital Expenditures. Make or incur consolidated obligations for capital expenditures in excess of $1,900,000 in the period from the date hereof to OCTOBER 31, 1996 or in excess of $1,900,000 in any one fiscal year thereafter.

     h. Lease Liability. Make or incur consolidated liability for payments of rent under leases of real property in excess of $850,000 and personal property in excess of $700,000 in any one fiscal year.

4. Should there be a default under the Security and Loan Agreement, the General Security Agreement or under the Note, all obligations, loans and liabilities of Borrower to Bank, due or to become due, whether now existing or hereafter arising, shall, at the option of Bank, become immediately due and payable without notice or demand, and Bank shall thereupon have the right to exercise all of its default rights and remedies. Default shall include any material adverse change in the financial condition or business of Borrower.

5. In addition to the provisions in the Security and Loan Agreement, Eligible Accounts and Eligible Progress Billing Accounts shall only include such accounts as Bank in its sole discretion shall determine are eligible from time to time. "Eligible Accounts" and "Eligible Progress Billing Accounts" shall also not include any of the following:

     a. Accounts with respect to which the account debtor is an officer, director, shareholder, employee, subsidiary or affiliate of Borrower.

     b. Accounts with respect to which 25% or more of the account debtor's total accounts or obligations outstanding to Borrower are more than 90 days from invoice date are not eligible.

     c. Accounts representing billings for service or maintenance contracts or for inventory or equipment on rent to the account debtor.
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ADDENDUM TO SECURITY AND LOAN AGREEMENT
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     d.   For accounts representing more than 25% of total accounts receivable, the balance in excess of the 25% is not eligible. However, the Bank may deem, at its sole discretion, the entire amount eligible.

     e. Accounts with respect to international transactions unless insured, or covered by letters of credit.

     f. Accounts receivable from creditors (contra accounts) to the extent of the offsetting accounts payable.

     g.   Credit balances greater than 90 days.

6. All financial covenants and financial information referenced herein shall be interpreted and prepared in accordance with generally accepted accounting principles applied on a basis consistent with previous years. Compliance with financial covenants shall be calculated and monitored on a quarterly basis.

7. Borrower affirmatively covenants that so long as any loans, obligations or liabilities remain outstanding or unpaid to Bank, it will:

     a. Maintain a minimum of consolidated tangible net worth (meaning the excess of all consolidated assets, excluding any value for goodwill, trademarks, patents, copyrights, organization expense, and other similar intangible items, over its consolidated liabilities) of not less than $18,000,000 presently and thereafter.

     b. At all times maintain consolidated working capital (Borrower's consolidated current assets minus consolidated current liabilities) of not less than $12,000,000 presently and thereafter.

     c.   At all times maintain a consolidated current ratio of at least 4.00 to
1.0. "Current ratio" is the ratio of consolidated current assets to consolidated current liabilities.

     d. Maintain a maximum ratio of consolidated total debt to consolidated tangible net worth not to exceed 1.00 TO 1.0.

     e. Except for payroll and income tax depository accounts, maintain all significant bank accounts and banking relationship with Bank.

     f. As of and within 15 working days from each month-end, deliver to Bank, a borrowing certificate certified by an officer or the company, an accounts receivable aging reconciled to the general ledger of Borrower, a detailed accounts payable aging reconciled to the Borrower's general ledger and setting forth the amount of any book overdraft or the amount of checks issued but not sent. All the
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foregoing will be in a form and with such detail as Bank may request from time to time.

     g. Within 45 days after the end of each quarter, deliver to Bank Borrower's Form 10-Q, including a profit and loss statement and a balance sheet in form satisfactory to Bank all certified by an officer of Borrower.

     h. Within 90 days after the end of Borrower's fiscal year, deliver to Bank Borrower's Form 10-K, including the same financial statements as otherwise provided quarterly together with Changes in Financial Position Statement, certified with a unqualified opinion by an independent certified public accountant selected by Borrower but acceptable to Bank.

     i. Within 5 days of filing, deliver to Bank copies of the income tax returns of Borrower.

     j. Rights and Facilities. Maintain and preserve all rights, franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; conduct its business or partnership, maintain and preserve its existence.

     k. Insurance. Maintain public liability, property damage and workers compensation insurance and insurance on all its insurable property against fire and other hazards with responsible insurance carriers to the extent usually maintained by similar businesses. Borrower shall provide evidence of property insurance in amounts and types acceptable to the Bank. Bank to be named as Loss Payee.

     l. Taxes and Other Liabilities. Pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and any of its other liabilities at any time existing, except to the extent and so long as:

     (a) The same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse affect upon its financial condition or the loss of any right of redemption from any sale thereunder; and

     (b) It shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting practice) deemed by it adequate with respect thereto.
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ADDENDUM TO SECURITY AND LOAN AGREEMENT
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     m.   Records and Reports.  Maintain a standard and modern system of accounting in accordance with generally accepted accounting principles or a basis consistently maintained; permit Bank's representatives to have access to, and to examine its properties, books and records at all reasonable times.

8. The rate of interest applicable to the Loan Account shall be 0.25% per year in excess of the rate of interest which Bank has announced as its prime lending rate ("Prime Rate") which shall vary concurrently with any change in such Prime Rate. Interest shall be computed at the above rate on the basis of the actual number of days during which the principal balance of the loan account is outstanding divided by 360, which shall for interest computation purposes be considered one year.

9. Miscellaneous Provisions. Failure or Indulgence Not Waiver. No failure or delay on the part of your Bank or any holder or Notes Issued hereunder, in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or of any other right, power or privilege. All rights and remedies existing under this agreement or any not issued in connection with a loan that your Bank may make hereunder, are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10. This addendum is executed by and on behalf of the parties as of the date first above written.


DATAMETRICS CORPORATION "BORROWER"          IMPERIAL BANK "BANK"


BY: /s/ John J. Van Buren               BY: /s/ Roger R. Kratz
    ---------------------                   -------------------------
    John J. Van Buren                       Roger R. Kratz
    SVP, Chief Financial Officer            VP, Commercial Loan Officer